Exhibit 16.1

July 1, 2014

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

RE: Viking Therapeutics, Inc.

We have read the statements under the section “Changes in and Disagreements with Independent Registered Public Accounting Firm on Accounting and Financial Disclosure” in the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission on July 1, 2014 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor  accountants.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, TX